Exhibit 99.1

G&K Services Reports Fiscal 2012 Second Quarter Results

Adjusted Earnings Per Diluted Share Increase 24 Percent to $0.51

Adjusted Quarterly Revenue Grows 7.4 percent to $217 million

Operating Margin Improves to 7.8 percent

MINNEAPOLIS--(BUSINESS WIRE)--January 31, 2012--G&K Services, Inc. (NASDAQ: GKSR) today reported operating results for the second quarter of its fiscal year 2012, which ended on December 31, 2011. Second quarter revenue of $217.1 million grew by 7.4 percent from adjusted revenue of $202.2 million in the prior-year period. The prior-year adjusted revenue excluded $1.9 million related to an accounting change for certain in-service merchandise items. Including the impact of the accounting change, revenue in the prior-year quarter was $204.1 million. Revenue growth was driven by continued strong new account sales, increased revenue from existing rental customers, higher direct sales volume and improved pricing.

The company reported second quarter net earnings of $0.51 per diluted share, an increase of 24 percent from adjusted earnings of $0.41 per diluted share in the prior-year period. The prior-year adjusted earnings excluded a $0.06 per share benefit related to the accounting change. Including this benefit, prior-year earnings were $0.47 per diluted share. Earnings growth in the quarter was driven by increased revenue, improved operating margins and lower interest expense.

“By most of our key financial measures, the second quarter was the best since initiating our game plan,” said Douglas A. Milroy, Chief Executive Officer. “Through its execution, we have made lasting improvements to our business, clearly impacting financial performance.”

Income Statement Review
Second quarter revenue from rental operations was $196.8 million, up from adjusted rental revenue of $185.2 million in the prior-year quarter. Prior-year adjusted rental revenue excluded $1.9 million related to the accounting change. Including the impact of the accounting change, prior-year revenue from rental operations was $187.1 million. The company’s rental organic growth rate was 6.0 percent. The organic growth rate is calculated using revenue adjusted for foreign currency exchange rate differences and the accounting change. Rental organic growth was primarily driven by continued strong new account sales, increased revenue from existing customers and improved pricing. Second quarter direct sales grew by 19 percent to $20.2 million, up from $17.0 million in the prior-year. Direct sales growth was driven primarily by new account sales and increased catalog sales.

Second quarter operating margin improved to 7.8 percent, up from an adjusted operating margin of 7.3 percent in the prior-year period. Including the impact of the previously mentioned accounting change, the prior-year operating margin was 8.1 percent. The higher adjusted operating margin was driven by revenue growth leveraging fixed costs, lower selling and administrative expenses as a percent of revenue, and efficiency gains in rental production. These gains were partially offset by higher merchandise expense and lower gross margin on direct sales. The higher merchandise expense was primarily due to increased raw material costs, investments in new merchandise to support sales growth, and a product mix shift to more specialty garments.

Net earnings also benefited from lower interest expense and a lower effective tax rate. Interest expense in the current quarter was $1.6 million, down from $2.4 million in the prior-year period, primarily due to lower total debt. The effective tax rate was 38.3 percent, compared to 39.0 percent in the prior-year period.

Balance Sheet and Cash Flow
The company’s financial position remains strong. As of December 31, 2011, the company had total debt net of cash of $118.1 million and a debt to capital ratio of 20.1 percent. Total stockholders’ equity at the end of the second quarter was $524.0 million.

Cash provided by operating activities for the six months ended December 31, 2011 was $17.8 million, compared to $24.3 in the prior year. The lower operating cash flow was primarily due to increased working capital requirements to support the company’s revenue growth. Capital expenditures for the first six months of the fiscal year were $18.0 million, up from $10.8 million in the prior year period, due to increased investments to enhance productivity and support profitable revenue growth.

Outlook
Based on first half performance and increased confidence in its outlook, the company is raising the lower-end of its full-year revenue guidance to a range of $855 to $870 million, from the previously announced range of $850 to $870 million. The company is also raising the lower-end of its full-year earnings guidance to a range of $1.85 to $2.05 per diluted share, from the previously announced range of $1.80 to $2.05 per diluted share. The company continues to expect to generate full-year free cash flow in a range comparable to fiscal year 2011.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s web site at www.gkservices.com. A replay of the call will be available on the company’s web site through February 29, 2012.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has over 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	December 31, 2011				January 1, 2011
		Operating	Net	Earnings		Operating	Net	Earnings
(U.S. Dollars, in thousands, except per share data)	Revenue	Income	Income	Per Share	Revenue	Income	Income	Per Share
As Reported	$217,064	$16,954	$9,466	$0.51	$204,092	$16,608	$8,664	$0.47
Less: Impact of change in accounting	-	-	-	-	(1,891)	(1,891)	(1,125)	(0.06)
As Adjusted	$217,064	$16,954	$9,466	$0.51	$202,201	$14,717	$7,539	$0.41

	Six Months Ended				Six Months Ended
	December 31, 2011				January 1, 2011
		Operating	Net	Earnings		Operating	Net	Earnings
(U.S. Dollars, in thousands, except per share data)	Revenue	Income	Income	Per Share	Revenue	Income	Income	Per Share
As Reported	$426,787	$32,429	$17,759	$0.95	$404,481	$34,699	$17,643	$0.96
Less: Impact of change in accounting	-	-	-	-	(5,929)	(5,929)	(3,699)	(0.20)
As Adjusted	$426,787	$32,429	$17,759	$0.95	$398,552	$28,770	$13,944	$0.76

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

REVENUES
Rental operations	$196,832	$187,089	$390,833	$373,459
Direct sales	20,232	17,003	35,954	31,022
Total revenues	217,064	204,092	426,787	404,481

OPERATING EXPENSES
Cost of rental operations	136,350	127,456	269,937	252,459
Cost of direct sales	16,252	12,852	28,167	23,423
Selling and administrative	47,508	47,176	96,254	93,900
Total operating expenses	200,110	187,484	394,358	369,782

INCOME FROM OPERATIONS	16,954	16,608	32,429	34,699
Interest expense	1,607	2,406	3,260	5,053
INCOME BEFORE INCOME TAXES	15,347	14,202	29,169	29,646
Provision for income taxes	5,881	5,538	11,410	12,003
NET INCOME	$9,466	$8,664	$17,759	$17,643

Basic weighted average number of shares outstanding	18,493	18,375	18,462	18,332
BASIC EARNINGS PER COMMON SHARE	$0.51	$0.47	$0.96	$0.96
Diluted weighted average number of shares outstanding	18,660	18,478	18,635	18,416
DILUTED EARNINGS PER COMMON SHARE	$0.51	$0.47	$0.95	$0.96

Dividends per share	$0.130	$0.095	$0.260	$0.190

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	December 31, 2011	July 2, 2011
ASSETS
Current Assets
Cash and cash equivalents	$13,597	$22,974
Accounts receivable, net	94,632	90,522
Inventories, net	176,279	163,050
Other current assets	13,715	21,614
Total current assets	298,223	298,160

Property, Plant, Equipment, net	186,806	185,521
Goodwill	324,819	328,219
Other Assets	50,388	54,020
Total assets	$860,236	$865,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$36,908	$38,067
Accrued expenses	65,704	72,395
Deferred income taxes	7,577	7,626
Current maturities of long-term debt	36,611	40,710
Total current liabilities	146,800	158,798

Long-Term Debt, net of Current Maturities	95,040	95,188
Deferred Income Taxes	14,488	9,189
Accrued Income Taxes - Long Term	14,238	13,199
Other Noncurrent Liabilities	65,678	74,640
Stockholders' Equity	523,992	514,906
Total liabilities and stockholders' equity	$860,236	$865,920

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Six Months Ended
	December 31,	January 1,
(U.S. Dollars, in thousands)	2011	2011
Operating Activities:
Net income	$17,759	$17,643
Adjustments to reconcile net income to net
cash provided by operating activities -
Depreciation and amortization	17,153	18,811
Other adjustments	7,468	2,838
Changes in current operating items and other, net	(24,601)	(15,041)
Net cash provided by operating activities	17,779	24,251
Investing Activities:
Property, plant and equipment additions, net	(18,025)	(10,776)
Net cash used for investing activities	(18,025)	(10,776)
Financing Activities:
Payments of long-term debt	(402)	(505)
Payments on revolving credit facilities, net	(3,900)	(4,500)
Cash dividends paid	(4,891)	(3,551)
Net Issuance of common stock, under stock option plans	799	96
Purchase of common stock	(614)	(335)
Net cash used for financing activities	(9,008)	(8,795)
(Decrease)/Increase in Cash and Cash Equivalents	(9,254)	4,680
Effect of Exchange Rates on Cash	(123)	106

Cash and Cash Equivalents:
Beginning of period	22,974	8,774
End of period	$13,597	$13,560

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
Or
Jeff Huebschen, 952-912-5773
Director, Investor Relations